UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
June 22, 2011 (June 21, 2011)

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA	30097

(Address of principal executive offices)	(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2011, the Board of Directors of Asbury Automotive Group, Inc. (the “Company”) elected Scott J. Krenz to serve as the Company's Senior Vice President and Chief Financial Officer, effective as of June 27, 2011. Prior to joining the Company, Mr. Krenz, age 59, served as the Executive Vice President and Chief Financial Officer of Heidrick & Struggles International, Inc., a global leadership advisory firm, from 2008 until 2011. In 2007, Mr. Krenz served as the Executive Vice President and Chief Financial Officer of Navigant Consulting, Inc. (“Navigant”), a management consulting firm. Prior to serving at Navigant, Mr. Krenz served as the Chief Financial Officer of Sapient Corporation, a global IT services and Internet marketing firm, from 2004 through 2006.

The Company and Mr. Krenz executed a letter agreement, dated June 21, 2011 which sets forth the terms of Mr. Krenz's employment arrangement with the Company. Pursuant to the terms of that letter agreement, Mr. Krenz will earn a base salary of $425,000 per year. Mr. Krenz will also be eligible for a target annual bonus of $234,000, representing 55% of his base salary, under the Company's annual cash bonus plan. The payout to Mr. Krenz under the annual cash bonus plan will be based on the achievement of certain Company objectives established by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”) during the first quarter of the fiscal year. Any cash bonus payable to Mr. Krenz for 2011 will be prorated based upon the number of months he is employed with the Company during 2011.

On Mr. Krenz's date of hire, he will receive an equity grant valued at $400,000 as follows: (i) 50% of the equity granted will be shares of the Company's unvested restricted stock (the “Restricted Stock”) that vest ratably over three years beginning on the first anniversary of the grant date; and (ii) 50% of the equity granted will be performance share units that will convert into shares of the Company's common stock, par value $.01 per share (the “Common Stock”), in the first quarter of 2012 based upon the Company's performance during 2011 against certain performance objectives established by the Compensation Committee. The shares of Common Stock received by Mr. Krenz upon conversion of these performance share units will vest ratably over three years with the first vesting date being the date of issuance in 2012. Mr. Krenz will also be eligible to receive an annual grant of Company equity made during the first quarter of each year. These issuances of equity will be granted under the Company's 2002 Equity Incentive Plan, which Plan was filed with the Securities and Exchange Commission (the “SEC”) by the Company as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. For a further discussion on the mechanics of the Company's performance share units and bonus plans, see the “Compensation Discussion and Analysis” section of the Company's proxy statement filed with the SEC on March 23, 2011.

In lieu of relocation assistance, Mr. Krenz will receive a signing bonus of $150,000 (the “Signing Bonus”). The Signing Bonus will be paid to Mr. Krenz over a twelve-month period and will be subject to repayment by him should he terminate his employment with the Company prior to the second anniversary of his employment. In addition, Mr. Krenz is also entitled to an automobile allowance of $800 per month and other benefits generally available to the Company's executives.

Subject to executing a general release of the Company, in the event Mr. Krenz's employment is terminated without cause or he terminates his position for good reason within the first three years following his date of hire, Mr. Krenz will be entitled to receive severance payments providing for one year of base salary. Furthermore, Mr. Krenz's will be entitled receive at least six months base salary should his employment be terminated without cause following a change in control. The terms of Mr. Krenz severance arrangements and change of control benefits will be negotiated at a later date.

In addition, Mr. Krenz will enter into the Company's standard indemnification agreement.  The indemnification agreement will be identical in all material respects to the Company's previously filed Indemnification Agreement for its officers and directors, filed with the SEC on April 30, 2010 as Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

The information set forth above is qualified in its entirety by reference to offer letter between the Company and Mr. Krenz, dated June 21, 2011, attached hereto as Exhibit 10.1, which exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between Scott J. Krenz and Asbury Automotive Group, Inc., dated June 21, 2011
99.1	Press Release dated June 21, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: June 22, 2011	By:	/s/ Craig T. Monaghan
	Name:	Craig T. Monaghan
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between Scott J. Krenz and Asbury Automotive Group, Inc., dated June 21, 2011
99.1	Press Release dated June 21, 2011